UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 19, 2005

PLACER SIERRA BANCSHARES

(Exact name of registrant as specified in its charter)

California	0-50652	94-3411134
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

525 J Street, Sacramento, California	95814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (916) 554-4750

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note:

This Form 8-K/A amends the Current Report on Form 8-K of Placer Sierra Bancshares (the “Company”), the registrant hereunder filed on May 19, 2005 regarding Regulation FD disclosure. This Form 8-K/A amends and restates in its entirety Items 7.01 and 9.01 of the original Form 8-K, to reflect that the Company is furnishing an amended investor slide presentation and is providing information about its loan portfolio.

Section 7 – Regulation FD

Item 7.01	Regulation FD Disclosure.

The Company is furnishing (not filing) an amended investor slide presentation as Exhibit 99.1 on this Current Report on Form 8-K pursuant to Regulation FD. In addition, the wholly owned subsidiary of the Company, Placer Sierra Bank, is in the process of stress testing its commercial real estate portfolio. The stress testing provides for analyzing debt coverage ratios in the forward 12 months following an immediate 200 bp increase in interest rates and a simultaneous 15% decline in the properties net operating income. Based on loans tested to date, which includes all loans with outstanding balances greater than $750,000 (or approximately 50% of the commercial real estate portfolio) the weighted average debt-coverage ratio in the forward 12 months would decline to 1.80 from 2.28, which management views as low risk. Based on an analysis of all loans in the commercial real estate portfolio, the aggregate weighted average of the original appraisals to current weighted average outstanding loan balances is approximately 30%. The Bank expects to complete the stress testing by the end of the second quarter of 2005. The Company is furnishing (not filing) the information under this Item 7.01.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

(b) Pro forma financial information.

(c) Exhibits.

Exhibit No.	Description of Exhibit
99.1	Amended Investor Slide Presentation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Placer Sierra Bancshares (Registrant)

Date May 26, 2005	/s/ DAVID E. HOOSTON
David E. Hooston
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Amended Investor Slide Presentation